Exhibit 99

For Immediate Release

Kevin Kaastra

Vice President of Finance

Fremont Michigan InsuraCorp, Inc.

(231) 924-0300

or

Noel Ryan, Don Hunt

Investor Relations

Lambert, Edwards & Associates, Inc.

616-233-0500

Fremont Michigan InsuraCorp, Inc. Announces

Improved Net Income, Revenue for First Quarter 2006

Fremont, Michigan, May 8, 2006 — Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH), a Michigan-based provider of property and casualty insurance, today announced first-quarter 2006 operating results including its wholly owned subsidiary, Fremont Insurance Company, highlighted by revenue growth and substantially increased profitability for the quarter ended March 31, 2006 as compared to the quarter ended March 31, 2005.

Fremont reported total revenues of $10.4 million in the first quarter of 2006, a 7.7 percent increase from the year-ago period. Net income for the quarter rose 252 percent to $1.7 million, or $1.90 per diluted share ($1.93 per basic share), compared with net income of $472,397 for the first quarter of 2005, or $0.55 per diluted share ($0.55 per basic share).

In October of 2004, Fremont Insurance Company was formed as the successor to Fremont Mutual Insurance Company through a conversion from a “mutual” to a “stock” form of insurance company. In the conversion, Fremont Insurance Company became a wholly owned subsidiary of Fremont Michigan InsuraCorp, Inc. Immediately following the conversion, Fremont Michigan InsuraCorp, Inc. also completed its public offering of 862,118 shares of common stock.

Fremont cited several key growth drivers in the first quarter of 2006, including increased premium activity across all of its business segments. Direct premiums written increased 8.4 percent to $9.6 million, compared to $8.8 million in the year ago period. Net premiums earned rose to $9.6 million, up 4.9 percent, compared to $9.1 million in the first quarter of 2005.

Fremont noted that while the overall market remains soft in both personal and commercial lines, they continued to add market share in key product segments. Direct premiums written for the personal segment increased 9.6 percent, primarily due to an increase of 18.1 percent in premiums written for the automobile line, which has been an important addition to Fremont’s product mix.

On the expense side, Fremont’s first-quarter losses and loss adjustment expenses (LAE) as compared to the prior year quarter dropped 22 percent to $4.5 million dollars, primarily due to a decline in claim severity for the period. The Company’s first-quarter Loss and LAE Ratio (incurred losses and LAE divided by net premiums earned) improved to 47.5 percent compared to 63.9 percent last year.

Policy acquisition and other underwriting expenses rose 8.9 percent, primarily due to growth in amortization of policy acquisition costs which is driven by increased premiums earned coupled with growth in salaries and wages, expenses associated with surveys and inspections, as well as an increase in depreciation on equipment. Fremont noted that it considered the increase acceptable and expected, given the Company’s recent pace of top- and bottom-line growth.

“Fremont’s first quarter results continue to confirm our ability to grow efficiently within the challenges of a soft market,” said Richard E. Dunning, President and CEO of Fremont Michigan InsuraCorp, Inc. “Our disciplined underwriting and highly focused, results-based marketing strategy served us well during the period. We have also continued to be a beneficiary of muted weather patterns. These factors, combined with our ability to operate in an efficient and scalable manner, helped drive a significant increase in overall profitability.”

The Company also reported a first-quarter improvement in its combined ratio: the sum of net losses, loss adjustment expenses and policy acquisition and other underwriting expenses divided by the net premiums earned. A combined ratio of less than 100% means a company is making an underwriting profit.

Fremont’s combined ratio decreased 15.2 percentage points to 82.1 percent, down from 97.3 percent in the year-ago period. The marked improvements are primarily attributable to growth in premiums earned and a decline in losses and loss adjustment expenses.

Fremont ended the first quarter of 2006 with total investments of $51 million, an increase of more than 16 percent from the first quarter of 2005. Cash and cash equivalents rose to $1.4 million at quarter-end, as compared to $1.2 million for the previous period. Stockholders’ equity in the first quarter 2006 continued to grow, increasing to $27.4 million, compared to $16.9 million as of March 31, 2005.

First Quarter 2006 Key Highlights

•	Direct premiums written increased 8.4 percent in the first quarter 2006 to $9.6 million, up from $8.8 million in the first quarter of 2005. Net premiums written increased 5.5 percent to $7.5 million during the quarter, up from $7.1 million in the first quarter of 2005. Net premiums earned grew steadily in the quarter, up 4.9 percent to $9.6 million compared to the same period in 2005.

•	Net income grew to $1.7 million in the quarter, up 252 percent, as compared to a net income of $472,397 in the first quarter of 2005.

•	Revenues increased 7.7 percent to $10.4 million in the first quarter of 2006, up from $9.6 million in first quarter 2005.

•	For the first quarter, total assets increased 13 percent to $73.5 million, while total liabilities decreased 4.7 percent to $46.1 million vs. the year-ago period.

•	Fremont’s professionally managed investment portfolio, comprised of both high quality fixed maturities and equity securities, grew 16 percent in the first quarter to $51 million vs. the year-ago period.

•	Stockholders’ equity has grown in each consecutive year since 2002. Since March 31, 2005, stockholders’ equity has increased 62 percent to $27.4 million, up from $16.9 million for the first quarter of 2005. Stockholders’ equity (book value) per share was $31.82 as of March 31, 2006.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc.

There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Fremont Michigan InsuraCorp, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Fremont Michigan InsuraCorp, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues:
Net premiums earned	$9,553,595	$9,110,678
Net investment income	419,768	422,423
Net realized gains on investments	318,503	20,309
Other income, net	96,213	95,255

Total revenues	10,388,079	9,648,665

Expenses:
Losses and loss adjustment expenses, net	4,534,193	5,823,257
Policy acquisition and other underwriting expenses	3,308,146	3,038,855
Interest expense	76,663	77,606

Total expenses	7,919,002	8,939,718

Income before federal income tax expense	2,469,077	708,947

Federal income tax expense	807,828	236,550

Net income	$1,661,249	$472,397

Net income per common share:
Basic	$1.93	$.55
Diluted	$1.90	$.55

FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	March 31, 2006	December 31, 2005
Assets
Investments:
Fixed maturities available for sale, at fair value	$41,486,630	$41,644,429
Equity securities available for sale, at fair value	9,174,591	9,508,185
Mortgage loans on real estate from related parties	265,864	262,294

Total investments	50,927,085	51,414,908
Cash and cash equivalents	1,388,992	1,542,581
Receivable from sale of investments	342	330
Premiums due from policyholders, net	6,454,678	7,143,537
Amounts due from reinsurers	6,469,598	7,499,227
Accrued investment income	437,571	402,937
Deferred policy acquisition costs	2,825,620	3,092,618
Deferred federal income taxes	3,782,017	3,774,445
Property and equipment, net of accumulated depreciation	1,225,427	1,082,547
Other assets	8,484	7,497

	$73,519,814	$75,960,627

Liabilities and Stockholders’ Equity
Liabilities:
Losses and loss adjustment expenses	$18,966,988	$18,866,814
Unearned premiums	18,419,980	20,437,157
Reinsurance funds withheld and premiums ceded payable	15,698	1,026,340
Accrued expenses and other liabilities	5,793,481	6,903,968
Surplus notes	2,890,288	2,890,288

Total liabilities	46,086,435	50,124,567

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 862,128 shares issued and outstanding	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	7,562,067	7,550,304
Retained earnings	19,957,329	18,296,080
Accumulated other comprehensive income:
Net unrealized losses on investments, net of deferred federal income taxes	(86,017)	(10,324)

Total stockholders’ equity	27,433,379	25,836,060

Total liabilities and stockholders’ equity	$73,519,814	$75,960,627